Exhibit 99.1

Talis Biomedical Announces Second Quarter 2021 Financial Results and Business Progress

Conference call and webcast today at 4:30pm Eastern/1:30pm Pacific

MENLO PARK, Calif. – August 10, 2021 – Talis Biomedical Corporation (Nasdaq: TLIS), a company dedicated to developing innovative molecular diagnostic tests for infectious diseases at the point-of-care, today reported financial results and business progress for the second quarter ended June 30, 2021.

"During the second quarter, we made meaningful progress on the execution of our strategic business initiatives, including the successful completion of our point-of-care clinical validation study for the Talis One™ COVID-19 assay and subsequent EUA submission to the FDA in July,” said Brian Coe, Chief Executive Officer of Talis. “As we prepare for commercial launch of this first assay, continue to optimize our manufacturing capabilities and broaden our test menu, we are building our core foundation for the future to meet the needs of the large and growing respiratory, sexual health and women’s health testing markets.”

Business Updates

•	Completed a clinical validation study for Talis One COVID-19 assay in a point-of-care environment to support an Emergency Use Authorization (EUA) application submission to the FDA.
•

Conducted analysis of 10 distinct COVID-19 variants through the NIH RADx program demonstrating high sensitivity of detection.  At the time of testing in June, the emerging Delta variant was not available to be included in this study. Subsequently, a small internal study showed correct identification of the delta variant in clinical specimens.

•	Submitted an EUA application for Talis One System and Talis One COVID-19 Assay to the FDA on July 23, 2021.
•	Completed installation and are in the final stages of validation for the first set of automated cartridge production lines.

Second Quarter 2021 Financial Results

Revenue was $0.1 million for the second quarter of 2021, as compared to $0.8 million in the same period in 2020. The revenue for the second quarter of 2021 was grant revenue related to an NIH grant.

Operating expenses were $64.5 million in the second quarter of 2021, compared to $10.8 million in the same period in 2020. The increase in operating expenses was primarily driven by investments in manufacturing scale-up and development of the first test using the Talis One system.

Net loss was $64.5 million for the second quarter of 2021, compared to $10.0 million for the same period in 2020.

Cash and cash equivalents on June 30, 2021, were $313.5 million, and restricted cash was $34.7 million.

Conference Call and Webcast Details

The company will host a live conference call and webcast to discuss these results and provide a corporate update on Tuesday, August 10, 2021, at 4:30 PM ET / 1:30 PM PT.

To participate in the call, please dial (833) 715-1329 (domestic) or (430) 755-1933 (international) and provide conference ID 5966606. The live webcast will be available on the News & Events page of the investors section of Talis Biomedical’s website at talisbio.com.

About Talis Biomedical

Talis is dedicated to transforming diagnostic testing by developing and commercializing innovative products that are designed to enable accurate, low cost, and rapid molecular testing for infectious diseases at the point-of-care. The company is developing the Talis One, a compact, sample-to-answer, cloud-enabled, molecular diagnostic platform. For more information, visit talisbio.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or other words that convey uncertainty of future events or outcomes can be used to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things:  our plans to commercialize Talis One following regulatory authorization; our future ability to meet the needs of the large and growing respiratory, sexual health and women’s health testing markets; and our ability to grow and expand our business.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and Talis assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Media & Investors
Emily Faucette
efaucette@talisbio.com
415-595-9407

Talis Biomedical

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$313,458	$138,483
Restricted cash	34,650	34,650
Grants receivable	—	238
Unbilled grants receivable	117	233
Prepaid research and development expenses	2,431	12,014
Prepaid expenses and other current assets	3,209	3,106
Total current assets	353,865	188,724
Property and equipment, net	10,178	9,114
Operating lease right-of-use-assets	13,747	567
Other long-term assets	1,748	—
Total assets	$379,538	$198,405
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$11,695	$4,906
Accrued compensation	5,291	2,738
Accrued liabilities	54,761	7,694
Operating lease liabilities, current portion	882	693
Total current liabilities	72,629	16,031
Operating lease liabilities, long-term portion	13,177	—
Total liabilities	$85,806	$16,031

Convertible preferred stock	—	290,945
Stockholders’ equity (deficit):
Series 1 convertible preferred stock	3	—
Common stock	2	—
Additional paid-in capital	591,597	64,335
Accumulated deficit	(297,870)	(172,906)
Total stockholders’ equity (deficit)	293,732	(108,571)
Total liabilities, convertible preferred stock and stockholders’ equity	$379,538	$198,405

Talis Biomedical

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Grant revenue	$117	$820	$7,117	$1,219
Operating expenses:
Research and development	54,495	8,184	114,688	13,898
Selling, general and administrative	9,983	2,660	17,310	4,740
Total operating expenses	64,478	10,844	131,998	18,638
Loss from operations	(64,361)	(10,024)	(124,881)	(17,419)
Other expense, net	(111)	(22)	(83)	(1)
Net loss and comprehensive loss	$(64,472)	$(10,046)	$(124,964)	$(17,420)
Net loss per share, basic and diluted	$(2.51)	$(4.75)	$(6.44)	$(8.23)
Weighted average shares used in the calculation of net loss per share, basic and diluted	25,648,151	2,116,623	19,414,066	2,116,437